AMENDED SCHEDULE A

dated July 1, 2022, to the

INVESTMENT ADVISORY AGREEMENT

dated June 24, 2002, between

THE ADVISORS’ INNER CIRCLE FUND

and

ACADIAN ASSET MANAGEMENT LLC

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio	Fee

Acadian Emerging Markets Portfolio	0.90%

ACADIAN ASSET MANAGEMENT LLC

By:	/s/ Ross Dowd
Name:	Ross Dowd
Title:	CEO

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Secretary & Vice President